Exhibit 5.1

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637

Main Tel +1 312 782 0600
July 31, 2015	Main Fax +1 312 701 7711
www.mayerbrown.com

Board of Directors

Janus Capital Group Inc.

151 Detroit Street

Denver, Colorado 80206

Re:                             Registration Statement on Form S-3

(File No. 333-187263)

Ladies and Gentlemen:

We have acted as counsel to Janus Capital Group Inc., a Delaware corporation (the “Issuer”), in connection with the registration under the Securities Act of 1933, as amended, of $300,000,000 aggregate principal amount of the Issuer’s 4.875% Notes due 2025 (the “Notes”), as described in the prospectus, as supplemented, relating to the Notes (the “Prospectus”) contained in the Issuer’s Registration Statement on Form S-3 (File No. 333-187263) (the “Registration Statement”). The Notes will be issued under the Indenture (the “Indenture”), dated November 6, 2001, between the Issuer and The Bank of New York Mellon Trust Company, N.A. (as successor to The Chase Manhattan Bank), as trustee (the “Trustee”).

In rendering our opinions set forth below, we have examined originals or copies identified to our satisfaction of (i) the Registration Statement, including the Prospectus; (ii) the Issuer’s Articles of Incorporation; (iii) the Issuer’s Bylaws; (iv) resolutions of the Issuer’s Board of Directors; (v) the Indenture, (vi) the officers’ certificate establishing the terms of the Notes; and (vii) the form of the Notes. In addition, we have examined and relied upon other documents, certificates, corporate records, opinions and instruments, obtained from the Issuer or other sources believed by us to be reliable, as we have deemed necessary or appropriate for the purposes of this opinion. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, we are of the opinion that the Notes have been duly authorized and, when executed by the Issuer and authenticated by the Trustee in the manner provided for in the Indenture and delivered against payment therefore, will constitute valid and binding obligations of the Issuer, enforceable in accordance with their terms, except as (a) the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and

Mayer Brown LLP operates in combination with our associated English limited liability partnership and Hong Kong partnership (and its associated entities in Asia) and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

(b) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances, and will be entitled to the benefits of the Indenture.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the related Prospectus under the caption “Legal Matters” with respect to the matters stated therein.

The opinions contained herein are limited to Federal laws of the United States, the laws of the State of New York and the General Corporation Law. We are not purporting to opine on any matter to the extent that it involves the laws of any other jurisdiction.

Sincerely,

/s/ MAYER BROWN LLP
MAYER BROWN LLP

MLH/JJC